EXHIBIT 3.13

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130440127-34
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/02/2013 11:41 AM
	Entity Number C29779-1998

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
IGSM GROUP INC.

2. The articles have been amended as follows: (provide article numbers, if available)
See Attached Ammended Articles 1 through 10 for IGSM GROUP INC. - 3 pages attached

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80%

4. Effective date and time of filing: (optional) Date: 1 July 2013 Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

IGSM GROUP INC.

Series A Preferred Stock

1. Designation and Number of Shares. There shall be a series of Preferred Stock that shall be designated as "Series A Preferred Stock," and the number of shares constituting such series shall be one million (1,000,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2. Ranking. The Series A Preferred Stock shall rank on parity with the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Preferred Stock shall be entitled to receive assets and funds on parity with the Parity Securities. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series A Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series A Preferred Stock and of such Parity Securities, if any.

4. Dividends. None.

5. Conversion Rights.

   (a) Conversion. Each 10,000 shares of the Series A Preferred Stock shall convert into that number of fully paid and non-assessable shares of Common Stock as shall be 1% of the Corporation's common stock on a fully diluted basis at the time of conversion (the "Conversion Formula") as of the Conversion Date (as defined below). No conversion, however, shall be made except upon approval of holders of more than 51% of the Series A Preferred Stock, at which time all shares of Series A Preferred Stock shall convert automatically into shares of Common Stock based on the Conversion Formula.

   (b) Mechanics of Conversion.

      (i) Holders of Series A Preferred Stock shall only be entitled to convert the shares of Series A Preferred Stock into shares of Common Stock upon the approval of holders of more than 51% of the Series A Preferred Stock, at which time and upon written notice, all holders shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent

for the Series A Preferred Stock and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within five business days, issue and deliver at such office to the holders of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. If any holder fails to surrender the certificate, the holder's Series A Preferred Stock shall automatically convert and shares of Common Stock will be issued in the holder's name.

(ii) All Common Stock, which may be issued upon conversion of the Series A Preferred Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

6. Anti-Dilution Provisions. During the period in which any shares of Series A Preferred Stock remain outstanding, the Conversion Formula in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Preferred Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series A Preferred Stock upon the happening of certain events as follows:

(a) Consolidation, Merger or Sale. If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Preferred Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Preferred Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to purchase, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases. Holders shall not be required to convert Series A stock pursuant to this Section 6(a).

(b) Notice of Adjustment. Whenever the Conversion Formula is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Formula issuable upon exercise of each share of Series A Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7. Voting Rights. The Shares of Series A Preferred Stock shall vote together with the Corporation's Common Stock, except as otherwise required by law. The number of votes for the Series A Preferred Stock shall be the same number as the amount of shares of Common Stock that would be issued upon conversion of the Series A Preferred Stock pursuant to the Conversion Formula.

8. Redemption. Neither the Corporation nor the holders of the Series A Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series A Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

9. Reservation of Shares. The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Preferred Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10. Miscellaneous.

(a) The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series A Preferred Stock and in the Articles of Incorporation of the Corporation.

(b) The holders of the Series A Preferred Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.

(c) Holders of fifty-one percent (51%) of the outstanding shares of Series A Preferred Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series A Preferred Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Preferred Stock.

The foregoing Amendment was adopted by the Board of Directors of the Corporation pursuant to the Nevada Corporation Law. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer, effective 1st July 2013.